Calculation of Filing Fee Tables
S-1
Salarius Pharmaceuticals, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	457(o)			$ 2,300,000.00	0.0001531	$ 352.13
Fees to be Paid	2	Equity	Series A Warrants	Other				0.0001531	$ 0.00
Fees to be Paid	3	Equity	Common Stock issuable upon exercise of Series A Warrants	457(o)			$ 27,600,000.00	0.0001531	$ 4,225.56
Fees to be Paid	4	Equity	Series B Warrants	Other				0.0001531	$ 0.00
Fees to be Paid	5	Equity	Common Stock issuable upon exercise of Series B Warrants	457(o)			$ 9,200,000.00	0.0001531	$ 1,408.52
Fees to be Paid	6	Equity	Representative Warrants to purchase Common Stock	Other				0.0001531	$ 0.00
Fees to be Paid	7	Equity	Pre-Funded Warrants to purchase Common Stock	Other				0.0001531	$ 0.00
Fees to be Paid	8	Equity	Common Stock issuable upon exercise of Pre-Funded Warrants	457(o)			$ 0.00	0.0001531	$ 0.00
Fees Previously Paid		Equity	Common Stock issuable upon exercise of Representative Warrants	457(o)			$ 713,000.00		$ 109.16
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 39,813,000.00		$ 6,095.37
			Total Fees Previously Paid:						$ 163.75
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 5,931.62
Offering Note
[1]	1a. Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). 1b. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions. Includes the price of additional shares of common stock, and/or Series A Warrants and/or Series B Warrants that may be issued upon exercise of the option granted to the underwriters to cover overallotments, if any. 1c. The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $9,200,000.

[2]	See Notes 1a. and 1b. 2a. No fee pursuant to Rule 457(g) of the Securities Act.

[3]	See Notes 1a. and 1b. 3a. The registrant has agreed to issue upon the closing of this offering, warrants to the representative of the underwriters (the "Representative Warrants") entitling it to purchase up to 5% of the number of shares of common stock and pre-funded warrants sold in this offering. The exercise price of the Representative Warrants is equal to 155% of the public offering price of the securities offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Representative Warrants is $713,000, which is equal to 155% of $460,000 (5% of $9,200,000).

[4]	See Notes 1a., 1.b. and 2a.

[5]	See Notes 1a. and 1b. and 4a.

[6]	See Notes 1a., 1b. and 2a.

[7]	See Notes 1a., 1b., 1c. and 2a.

[8]	See Notes 1a., 1b. and 1c.